SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------



                                    FORM 8-K




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





       Date of Report (Date of earliest event reported): February 18, 1998





                     HEALTH AND RETIREMENT PROPERTIES TRUST
               (Exact name of registrant as specified in charter)




      Maryland                        1-9317                  04-6558834
   (State or other               (Commission file           (IRS employer
   jurisdiction of                   number)             identification no.)
   incorporation)


400 Centre Street, Newton, Massachusetts                         02158
(Address of principal executive offices)                       (Zip code)


Registrant's telephone number, including area code:  617-332-3990


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Item 5.  Other Events.


         Debt Offerings. On February 18, 1998, the Company agreed to sell an additional $50 million aggregate principal amount (the "Additional Reset Notes") of its Remarketed Reset Notes due July 9, 2007 (the "Reset Notes") in an offering registered pursuant to the Securities Act. The Additional Reset Notes will be sold to the public at varying prices to be determined by the underwriter at the time of each sale. The net proceeds to the Company will be 99.85245% of the principal amount of the Additional Reset Notes, before deducting expenses payable by the Company. Subject to the terms and conditions of the underwriting agreement, the Company expects such offering to close on February 23, 1998, and expects that its net proceeds from such offering, after payment of the Company's expenses, will be $49.8 million. The Company expects to use the net proceeds from the offering of the Additional Reset Notes to reduce amounts outstanding under the Company's bank credit facility and for general business purposes. There can be no assurance that the offering of the Additional Reset Notes will be consummated.

         Upon consummation of the sale of the Additional Reset Notes, there will be $250,000,000 in aggregate principal amount of the Reset Notes outstanding. The Reset Notes currently bear interest at a floating rate equal to three month LIBOR plus a spread of .45% per annum. In July 1998, the Company will have the option to prepay the Reset Notes or to have the Reset Notes remarketed and the interest rate reset on either a floating or fixed rate basis.

         On February 18, 1998, the Company agreed to sell an aggregate of $100 million of 6.7% Senior Notes due 2005 (the "6.7% Notes") at a price to the public of 99.945% of this principal amount in an offering registered pursuant to the Securities Act. Subject to the terms and conditions of the underwriting agreement, the Company expects such offering to close on February 23, 1998, and expects that its net proceeds from such offering, after payment of the Company's expenses, will be $99.1 million. The Company expects to use the net proceeds of such offering to reduce amounts outstanding under the Company's bank credit facility and for general business purposes. There can be no assurance that the offering described above will be consummated.

         Equity Offerings. On February 18, 1998, the Company sold an aggregate of 2,995,776 common shares of beneficial interest ("Shares") at a price to the public of $20.125 per Share in two offerings registered pursuant to the Securities Act to underwriters who indicated to the Company that they intended to deposit Shares purchased in such offering into registered unit investment trusts sponsored by them. The net proceeds from such offerings, after payment of the Company's expenses, were approximately $57.0 million in aggregate. Also on February 18, 1998, the Company agreed to sell an aggregate of 2,500,000 Shares at a price to the public of $20 per Share in an offering registered pursuant to the Securities Act to an underwriter who has indicated to the Company that it intends to deposit the Shares purchased in such offering into a registered unit investment trust sponsored by an unrelated entity. Subject to the terms and conditions of the applicable underwriting agreement, the Company expects such offering to close on February 23, 1998, and expects that its net proceeds from such offering, after payment of the Company's expenses, will be $47.4 million. The Company expects to use the net proceeds of such equity offerings to reduce amounts outstanding under the Company's bank credit facility and for general business purposes

Item 7.  Financial Statements, Pro Forma Financial Information
                  and Exhibits.


(c) Exhibits.

         1.1 Purchase Agreement dated February 18, 1998 between Health and Retirement Properties Trust and Merril Lynch & Co. pertaining to the 6.7% Notes.

         1.2 Underwriting Agreement dated February 18, 1998 between Health and Retirement Properties Trust and A.G. Edwards & Sons, Inc.

         4.1 Form of Supplemental Indenture dated as of February 23 , 1998 between Health and Retirement Properties Trust and State Street Bank and Trust Company pertaining to the 6.7% Notes.

         8.1      Opinion of Sullivan & Worcester LLP re: tax matters.

         23.1     Consent of  Sullivan &  Worcester  LLP  (contained  in Exhibit
                  8.1).



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     HEALTH AND RETIREMENT PROPERTIES TRUST



                                     By: /s/Ajay Saini
                                         Ajay Saini
                                         Treasurer and Chief Financial Officer

Date: February 18, 1998